Annie Astor-Carbonell
Senior Executive Vice President
and Chief Financial Officer
(787) 729-8088
annie.astor@firstbankpr.com

FIRST BANCORP REPORTS EARNINGS
FOR SECOND QUARTER 2005

     San Juan, Puerto Rico, July 19, 2005—First BanCorp (NYSE:FBP), the second largest Puerto Rico Financial Holding Company, with diversified banking operations in Puerto Rico, the US and British Virgin Islands, and in the state of Florida (USA), reported today earnings for the quarter ended June 30, 2005.

     Net income was $57,085,530 or $0.58 per share basic and $0.57 per share diluted, for the second quarter of 2005, as compared to earnings of $39,934,596 or $0.37 per share basic and $0.36 per share diluted for the second quarter of 2004. These results represent an earnings increase of 42.95% for this quarter, as compared to the same quarter in 2004. Return on Assets (ROA) and Return on Common Equity (ROCE) were 1.27% and 26.28%, respectively, for the quarter, as compared to 1.19%

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and 20.98% respectively, for the same quarter of 2004. Basic and diluted weighted average common shares were 80,851,947 and 82,871,531 respectively, for the quarter ended June 30, 2005. All per share numbers are adjusted to reflect a 2 for 1 stock split distributed on June 30, 2005.

     For the six month period ended June 30, 2005, earnings were $110,517,332 or $1.12 per share (basic) and $1.09 per share (diluted), as compared to $80,139,629 or $0.75 per share (basic) and $0.73 per share (diluted), for the six months ended June 30, 2004. Basic and diluted weighted average shares for the 2005 year to date period were 80,817,734 and 83,140,753, respectively.

     Commenting on these second quarter 2005 results, Mr. Angel Alvarez-Pérez, Chairman, President and CEO of First BanCorp, said, “This has been an excellent quarter. Our loan origination has been outstanding, increasing our loan portfolio by $659 million, and our non-performing assets and charge offs

First BanCorp reports earnings for second quarter 2005	-3-

levels continue very stable. Net interest income increased substantially as a result of the increased volume of loans and investments. In addition for the first time this quarter, the results of operations of Ponce General Corporation, the holding company of Unibank, a Florida thrift acquired on March 31, 2005, were included.”

     The main reasons for the increase in net earnings for the second quarter of 2005, when compared to the second quarter of 2004, were an increase of $33.7 million in net interest income, net of an increase of $10.0 million in other operating expenses and an increase of $7.7 million in the provision for income taxes.

     Net interest income, the Corporation’s main source of income, increased by $33.7 million from $96.5 million for the second quarter of 2004 to $130.2 million for the second quarter of 2005. This increase is mostly attributable to an increase in average earning assets of $4.5 billion, since June of 2004. On a linked quarter basis, net interest income increased $20.6 million.

First BanCorp reports earnings for second quarter 2005	-4-

The Corporation’s average loan portfolio increased $1.4 billion during this quarter and its average investment portfolio increased by $1.3 billion. Net interest income includes for the first time $5.6 million net interest income of Ponce General, which was acquired on March 31, 2005. Net interest margin on a taxable equivalent basis was 3.36% for the second quarter of 2005, as compared to 3.50% for the second quarter of 2004 and 3.33% for the first quarter of 2005. To conform to the 2005 presentation, the 2004 net interest income, other income and net interest margin numbers have been adjusted to reflect late charges, prepayment fees and dividends on equity securities under interest income.

     Other income amounted to $10.5 million for the second quarter of 2005, as compared to $11.5 million for the second quarter of 2004. Other income for the second quarter of 2005 includes a gain on mortgage banking activities of $3.1 million, which was offset by aggregate net losses on sale of investments

First BanCorp reports earnings for second quarter 2005	-5-

and derivatives losses amounting to $4.2 million for the quarter. Other income of $11.5 million for the second quarter of 2004, was mostly operational. Other income for the linked March 2005 quarter amounted to $19.6 million, which included $8.5 million in gains on sale of investments, net of derivatives losses.

     The efficiency ratio was 39.49% and 42.17% for the three months ended June 30, 2005 and 2004 respectively, one of the best in the industry. An increase in expenses of $10.0 million is mainly attributable to normal costs of operating the Corporation, especially those of its first and second tier subsidiaries, including salaries, advertising and promotions, and occupancy expenses. In addition, for the first time $3.2 million operating expenses of Ponce General are included. The Corporation has continued to add production and support personnel in all of its areas, as it continues growing its business. On a linked quarter basis, expenses increased by $2.9 million mostly as a result of the operating expense base of Ponce General, the holding

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company of Unibank, a Florida thrift acquired as of March 31, 2005. Excluding the expenses of Ponce General, the expenses would have decreased, on a linked quarter basis, by approximately $318,000.

     Total assets were $18.8 billion as of June 30, 2005, as compared to $14.5 billion as of June 30, 2004 and $15.6 billion as of December 31, 2004. Loans receivable increased by 47% to $11.6 billion, as compared to $7.9 billion as of June 30, 2004 and by 23% as compared to $9.5 billion as of December 31, 2004. The largest loan volume increases this quarter were achieved in the commercial portfolio. In addition, loans receivable include $476 million of loans acquired on March 31, 2005, on the acquisition of Ponce General. On a linked quarter basis, when compared to March 2005, loans increased by $659 million, mostly through internal loan generation, which did not include, for this quarter, bulk purchases of loans. During the second quarter commercial loans increased by $587 million, consumer loans and

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finance leases increased by $129 million, and residential real estate loans decreased by $56 million, mostly as a result of mortgage loan sales in the amount of $90 million, and normal repayment of the existing portfolio.

     Non-performing loans as of June 30, 2005 were $92.8 million (0.80% of total loans), as compared to $91.0 million (1.15% of total loans) and $88.9 million (0.81% of total loans) as of June 30, 2004 and March 31, 2005, respectively. Non-performing loans, when compared to the June 2004 and March 2005 quarters, decreased as a percentage of the portfolio.

     The allowance for loan losses to non-performing loans (reserve coverage) was 157.47% as of June 30, 2005, compared to 146.9% as of June 30, 2004 and 153.9% as of December 31, 2004. The improvement is due to the stability experienced in our non-performing loans, resulting in a reduction in the charge offs. The allowance increase is related to the $659 million increase in the Corporation’s loan portfolio during this quarter.

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     Net charge offs were $9.1 million (0.32% of average loans), as compared to $9.9 million (0.52% of average loans) during the second quarter of 2004, and $9.1 million (0.37% of average loans) during the first quarter of 2005. Charge offs have remained stable due to the Corporation’s prudent underwriting policies implemented since 1998 and to the gradual shifting of the loan portfolio toward secured loans.

     On March 31, 2005, the Corporation closed the acquisition of Ponce General Corporation, the parent company of UniBank, a $540.6 million asset size federal savings and loan association, which operates in the state of Florida, and of Ponce Realty Corporation, a $5.0 million realty estate company, which also operates in the state of Florida. Results of operations of Ponce General, Ponce Realty, and Unibank for the quarter ended June 30, 2005, are included in the results of First BanCorp. Total assets for Ponce General were $573 million as of June 30, 2005, and total net income for the quarter was $1.7 million.

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     The Legislature of Puerto Rico approved a temporary, two-year additional tax of 2.5% for corporations, which will increase the marginal tax rate from a 39% to 41.5%. The new proposal is pending for the signature of the Governor of Puerto Rico. The implementation of the new proposal, if signed, should not have a significant impact in the Corporation’s results of operations for the year.

     With $18.8 billion in assets, First BanCorp is the second largest Financial Holding Company in Puerto Rico. It is the parent company of FirstBank Puerto Rico, a state chartered commercial bank in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and UniBank all operate within US banking laws and regulations. The Corporation operates a total of 137 financial service facilities throughout Puerto Rico, the US and British Virgin Islands and Florida. On October 1, 2004 the Bank opened a loan office in Coral Gables,

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Florida. Among the subsidiaries of FirstBank Puerto Rico is Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage banking company. In the US and British Virgin Islands the Bank operates FirstBank Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company.

     The Corporation’s common and preferred shares trade on the New York Stock Exchange, under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.

     This press release may contain certain “forward-looking statements” concerning the Corporation’s economic future performance. The words or phrases “expect”, “anticipate”, “look forward”, “should”, and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

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     The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future period to differ materially from those anticipated or projected.

     The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

FIRST BANCORP
Consolidated Statements of Financial Condition
(Unaudited)
Dollars in thousands

	June 30, 2005	June 30, 2004	December 31, 2004
Assets

Cash and due from banks	$120,389	$83,322	$98,615

Money market instruments	180,519	371,929	702,164

Federal funds sold and securities purchased under agreements to resell	76,828	71,000	118,000

Investment securities available for sale, at fair value:
United States and Puerto Rico Government obligations	422,637	302,038	222,180
Mortgage backed securities	1,926,082	1,216,429	1,219,500
Corporate bonds	52,524	44,290	44,288
Equity investment	73,284	53,078	58,735

Total investment securities available for sale	2,474,527	1,615,835	1,544,703

Investment securities held to maturity, at amortized cost:
United States and Puerto Rico Government obligations	2,557,864	2,445,267	1,835,905
Mortgage backed securities	1,384,302	1,712,718	1,540,590
Corporate bonds	—	19,983	—

Total investment securities held to maturity	3,942,166	4,177,968	3,376,495

Federal Home Loan Bank (FHLB) stock	73,106	61,150	79,900

Loans receivable :
Commercial Loans	4,289,948	2,971,815	3,207,110
Finance Leases	244,913	186,933	214,663
Consumer Loans	1,592,137	1,244,398	1,371,669
Residential Loans	5,500,392	3,489,118	4,684,575

Total loans receivable	11,627,390	7,892,264	9,478,017
Allowance for loan losses	(146,203)	(133,678)	(141,036)

Total loans, net	11,481,187	7,758,586	9,336,981
Other real estate owned	8,504	5,599	9,649
Premises and equipment, net	109,648	85,905	95,814
Accrued interest receivable	90,995	52,149	57,095
Other assets	264,250	181,377	200,401

Total assets	$18,822,119	$14,464,820	$15,619,817

Liabilities & Stockholders’ Equity

Liabilities:
Deposits	$11,140,022	$6,952,337	$7,902,982
Federal funds purchased and securities sold under agreements to repurchase	5,031,009	4,413,070	4,221,523
Advances from FHLB	638,000	1,223,000	1,598,000
Notes Payable & Subordinated Notes	260,630	236,521	259,576
Other Borrowings	231,573	102,610	231,525
Payable for unsettled investment trade	—	198,575
Accounts payable and other liabilities	219,149	209,856	183,300

	17,520,383	13,335,969	14,396,906

Stockholders’ equity:
Preferred Stock	550,100	550,100	550,100

Common stock outstanding	80,875	40,216	40,389
Additional paid — in capital	—	2,323	4,863
Capital Reserve and Legal Surplus	263,397	243,106	263,397
Retained earnings	363,602	270,397	319,032
Accumulated other comprehensive income, net of tax	43,762	22,709	45,130

	1,301,736	1,128,851	1,222,911

Total liabilities and stockholders’ equity	$18,822,119	$14,464,820	$15,619,817

Book value per common share	$9.30	$7.20	$8.33

FIRST BANCORP
Consolidated Statements of Income
(Unaudited)
Dollars in thousands except per share results

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2005	2004	2005	2005	2004
Interest income:
Loans	$181,862	$105,172	$148,910	$330,772	$209,049
Investments	79,063	58,223	59,937	139,000	104,874

Total interest income	260,925	163,395	208,847	469,772	313,923

Interest expense:
Deposits	69,383	26,610	47,280	116,663	53,657
Borrowings	61,378	40,320	51,965	113,343	75,617

Total interest expense	130,761	66,930	99,245	230,006	129,274

Net interest income	130,164	96,465	109,602	239,766	184,649

Provision for loan losses	11,075	13,200	10,954	22,029	26,400

Net interest income after provision for loan losses	119,089	83,265	98,648	217,737	158,249

Other income:
Service charges on deposit accounts	3,022	2,742	2,690	5,712	5,526
Other fees on loans	2,112	2,120	2,033	4,145	4,236
Mortgage banking activities	3,060	217	510	3,570	1,762
Net (loss) gain on sale of investments	(1,182)	551	9,514	8,332	4,516
Derivatives loss net	(3,038)	(961)	(1,063)	(4,101)	(1,386)
Rental income	843	702	866	1,709	1,319
Gain on sale of credit cards portfolio	—	297	—	—	5,533
Other operating income	5,673	5,795	5,068	10,741	9,975

Total other income	10,490	11,463	19,618	30,108	31,481

Other operating expenses:
Employees’ compensation and benefits	26,274	21,513	23,605	49,879	41,499
Occupancy and equipment	11,680	9,447	10,342	22,022	18,831
Business promotion	5,085	4,588	4,548	9,633	8,057
Taxes, other than income taxes	2,323	1,951	2,269	4,592	3,899
Insurance and supervisory fees	1,140	1,010	1,064	2,204	2,086
Other	9,045	7,001	10,824	19,869	14,296

Total other operating expenses	55,547	45,510	52,652	108,199	88,668

Income before income tax provision	74,032	49,218	65,614	139,646	101,062

Income tax provision	16,947	9,283	12,182	29,129	20,922

Net income	$57,085	$39,935	$53,432	$110,517	$80,140

Net income applicable to Common Stock	$47,017	$29,866	$43,363	$90,379	$60,002

Net income per common share — basic	$0.58	$0.37	$0.54	$1.12	$0.75

Net income per common share — diluted	$0.57	$0.36	$0.52	$1.09	$0.73

Dividends declared per common share	$0.07	$0.06	$0.07	$0.14	$0.12

FIRST BANCORP
Selected Financial Data
(Unaudited)
Dollars in thousands

	June 30, 2005	June 30, 2004	December 31, 2004
Credit quality Data at:

Non-performing Assets	$109,607	$102,344	$108,605

Non-performing Loans	92,844	90,987	91,665

Past Due Loans	31,426	16,519	18,359

Allowance for Loan Losses	146,203	133,678	141,036

Non-performing Assets to Total Assets	0.58%	0.71%	0.70%

Non-performing Loans to Total Loans	0.80%	1.15%	0.97%

Allowance to Non-Performing Loans	157.47%	146.92%	153.86%

	Three Months Ended		Three Months Ended	Six Months Ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004
Selected Performance Ratios:

Net Interest Yield (1)	3.36%	3.50%	3.33%	3.34%	3.48%

Return on Assets	1.27%	1.19%	1.40%	1.33%	1.25%

Return on Equity	18.04%	14.27%	17.35%	17.70%	14.41%

Return on Common Equity	26.28%	20.98%	25.44%	25.87%	21.35%

Net Write offs to Average Loans	0.32%	0.52%	0.37%	0.35%	0.52%

Efficiency Ratio	39.49%	42.17%	40.75%	40.09%	41.03%

Average Balances:

Assets	$18,025,709	$13,437,398	$15,227,710	$16,626,710	$12,799,646

Earnings Assets	17,557,522	13,107,037	14,881,566	16,229,912	12,459,664

Loans	11,198,843	7,582,816	9,823,600	10,515,029	7,385,273

Deposits	9,871,656	6,924,520	8,274,896	9,077,475	6,814,823

Interest-bearing liabilities	15,825,519	11,607,155	13,187,473	14,513,784	10,964,365

Stockholders Equity	1,265,665	1,119,628	1,232,025	1,248,938	1,112,059

Common Stockholders Equity	715,565	569,528	681,925	698,838	561,959

(1)	On a taxable equivalent basis.